Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Covetrus, Inc.

Portland, Maine

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated September 14, 2018, relating to the combined financial statements of the Henry Schein Animal Health Business appearing in the final prospectus filed on February 7, 2019 pursuant to Rule 424(b) under the Securities Act relating to the Company’s Registration Statement (No. 333-229026) on Form S-4/S-1.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

February 7, 2019